Exhibit 10.6

Name:	[●]
Number of Restricted Stock Units subject to Award:	[●]
Date of Grant:	[●]
Vesting Commencement Date	[●]

Skyline Champion Corporation

2018 Equity Incentive Plan

Restricted Stock Unit Award Agreement (Non-Employee Directors)

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units granted by Skyline Champion Corporation (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the Company’s 2018 Equity Incentive Plan (as amended from time to time, the “Plan”).

1.Grant of Restricted Stock Unit Award.  The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of Restricted Stock Units set forth above giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms, conditions and limitations set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each Restricted Stock Unit forming part of the Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.  For the avoidance of doubt, the term “Restricted Stock Units” used throughout this Agreement refers to the Restricted Stock Units granted pursuant to this Agreement and not to restricted stock units that may or have been granted pursuant to a separate document.

2.Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein shall have the same meaning as provided in the Plan.  The following terms shall have the following meanings:

(a)

“Change in Control” means (i) any transaction or series of related transaction in which any Person (or group of Persons acting together), other than the Principal Shareholders (or any one of them), acquires more than fifty percent (50%) of all of the Shares or more than fifty percent (50%) of all the voting power of the Shares, whether by reason of merger, consolidation or recapitalization or any other transaction (including the issuance of new Shares), whether or not the Company is a party thereto; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company to any Person (or group of Persons acting together), other than the Principal Shareholders (or any one of them); provided, that no event shall be a Change in Control under this Agreement unless such event constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation under Section 1.409A-3(i)(5) of the United States Treasury Regulations.

(b)	“Dividend Equivalent” means a dividend equivalent received in connection with (x) any regular dividend declared on Shares that is payable in cash or (y) any regular dividend declared on Shares that is payable in Shares, for each Share deliverable in respect of a Restricted Stock Unit.
(c)

“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(d)

“Principal Shareholder” means each shareholder of the Company who beneficially owned five percent (5%) or more of the total Shares immediately prior to the August 7, 2018 closing of the underwritten offering of nine million (9,000,000) Shares.

3.Vesting; Cessation of Employment.

(a)

Vesting.  Unless earlier terminated, forfeited, relinquished or expired, the Restricted Stock Units will vest as set forth in this Section 3(a), subject to the Participant remaining in continuous service as a Director from the Date of Grant through such vesting date.

(i)

Subject to Section 3(a)(ii) and Section 3(a)(iii) below, one-hundred percent (100%) of the Restricted Stock Units will vest on the earlier of (i) the first anniversary of the Vesting Commencement Date or (ii) the date of the 2020 Annual Meeting of the Shareholders.

(ii)

In the event of the termination of the Participant’s service as a Director due to the Participant’s death or the Company’s termination of the Participant’s service due to the Participant’s Disability, and to the extent that any Restricted Stock Units are outstanding immediately prior to such termination of service but not then vested, all such unvested Restricted Stock Units shall become fully-vested upon the occurrence of such termination of service.

(b)

Cessation of Service.  Unless as set forth in Section 3(a)(ii)  above or as otherwise determined by the Administrator in connection with the final sentence of this Section 3(b), automatically and immediately upon the cessation of the Participant’s service as a Director (i) the unvested portion of this Award, including corresponding Dividend Equivalents, will terminate and be forfeited for no consideration, and (ii) the vested portion of this Award, if any (including corresponding Dividend Equivalents), will terminate and be forfeited for no consideration if the Participant’s service is terminated for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s service to be terminated for Cause.

4.Restrictive Covenants.  The Participant acknowledges and agrees that he or she shall be bound by the Covenants Regarding Competition, Solicitation and Confidentiality set forth in Exhibit A attached hereto.

5.Delivery of Shares and Dividend Equivalents.

(a)

Standard Delivery.  Subject to Section 5(b), Section 6, and Section 9(a) below, the Company shall effect delivery of the Shares with respect to such vested Restricted Stock Units to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution) upon the earlier of (i) the vesting date, and (ii) the occurrence of a Change in Control. No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

(b)

Delivery in the Event of Death or Disability. Subject to Section 6 and Section 9(a) below, in the event that the Participant’s service is terminated as described in Section 3(a)(ii) herein, and to the extent there are outstanding vested Restricted Stock Units with respect to which Shares have not on the date of such termination of service been delivered, the delivery of all such Shares shall occur on the earlier of (i) the delivery date specified in Section 5(a) above, and (ii) the one-year anniversary of the termination of service described in Section 3(a)(ii) herein.

(c)

Dividend Equivalents.  Any Dividend Equivalents credited with respect to the Shares associated with the Restricted Stock Units shall be delivered on the same date on which such Shares are delivered, if at all. For the avoidance of doubt, in the event any Share with respect to a Restricted Stock Unit is not delivered due to the operation of Section 3, the Dividend Equivalent with respect to such Share shall be forfeited and cancelled without any consideration therefor.

6.Forfeiture; Recovery of Compensation.  The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan.  By accepting, or being deemed to have accepted, this Award, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of this Award, under this Award, including the right to any Shares acquired under this Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  Nothing in the preceding sentence shall be construed as limiting the general application of Section 11 of this Agreement.

7.Dividends; Other Rights.  This Award may not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any subsidiary prior to the date on which the Company delivers Shares to the Participant.  The Participant is not entitled to vote any Shares by reason of the granting of this Award.  The Participant will have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award. The Participant will be entitled to receive Dividend Equivalents with respect to Restricted Stock Units in accordance with this Section 7.  Any such Dividend Equivalents will entitle the Participant to receive, subject to the terms of this Agreement, a payment equal to the amount that the Participant would have received as a regular dividend had the Participant held the Shares deliverable in respect of such Restricted Stock Units at the time such dividend was paid.  Any Dividend Equivalents with respect to an unvested Restricted Stock Unit will be paid, if at all, in cash, in the case of a cash dividend, or in cash and/or Shares, as determined by the Administrator, in the case of a distribution of Shares, in either case, in accordance with Section 5 of this Agreement.

8.Nontransferability.  This Award may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

9.Taxes.

(a)

The Participant expressly acknowledges that the delivery of the Restricted Stock Units acquired hereunder and the payment of any Dividend Equivalents shall give rise to “wages”.  The Company shall annually provide Participant a statement of wages for any year in which Participant served as a Director.

(b)

In no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

10.Effect on Employment.  Neither the grant of this Award, nor the issuance of Shares under this Award, will give the Participant any right to be retained in the service of the Company or any of its subsidiaries, or affect any right of the Participant to terminate his or her service at any time.

11.Provisions of the Plan.  This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Date of Grant has been furnished to the Participant.  By accepting, or being deemed to have accepted, all or any portion of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

12.Acknowledgements.  The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

13.Stock Ownership and Holding Guidelines. The Award and any Shares delivered under the Award are subject to any stock ownership and holding guidelines as may be adopted by the Company and are in effect from time to time (the “Guidelines”). By accepting or being deemed to have accepted the Award, the Participant acknowledges and agrees to comply with the terms and conditions of the Guidelines.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

SKYLINE CHAMPION CORPORATION

By: ______________________________

Name:  ___________________________

Title:  ______________________________

Agreed and Accepted:

By_______________________________

    [Participant’s Name]

Signature Page to Restricted Stock Unit Award Agreement

Exhibit A

Covenants Regarding Competition, Solicitation and Confidentiality